Exhibit 99.1

For immediate release	November 12, 2015

Crown Crafts Reports Fiscal 2016 Second Quarter Results

●	Adjusted net income up 5.2% over the prior year quarter
●	Cash balance of $6.1 million at quarter end
●	Dividend payment will complete six consecutive years of dividends

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported results for the fiscal 2016 second quarter, which ended September 27, 2015.

“As of October 31, 2015, it has been 20 years since the Company’s first acquisition in the infant and toddler bedding industry, and we have been a leader and strong performer in that industry ever since,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “Continuing this trend, we achieved solid improvement in profitability for the quarter and continued to be debt-free with a strong cash balance. Sales for the quarter were up 1.3% over the second quarter of last year despite the fact that our sales figures last year included initial shipments of new programs after the departure of a competitor from the market.”

Financial Results

Net income for the second quarter of fiscal 2016 was $1.6 million, or $0.16 per diluted share, on net sales of $20.7 million, compared with net income of $830,000, or $0.08 per diluted share, on net sales of $20.4 million for the second quarter of fiscal 2015. Gross margin for the quarter was 27.5% of net sales, compared with 28.6% for the prior-year period.

For the six-month period, net income was $2.5 million, or $0.25 per diluted share, on net sales of $38.6 million, compared with net income of $1.5 million, or $0.15 per diluted share, on net sales of $36.1 million for the first six months of fiscal 2015. Gross margin for the six-month period was 27.2% of net sales, compared with 28.0% for the prior-year period.

For last year’s second quarter, net income was adversely impacted by $204,000 in legal fees ($127,000 net of income taxes) and an after-tax payment of $530,000 associated with a lawsuit that was settled in fiscal 2015. Excluding the impact of the legal fees and settlement payment, net income would have been 5.2% higher for the second quarter of fiscal 2016 as compared with the prior-year quarter. For the first six months of fiscal 2015, legal fees totaled $350,000 ($218,000 net of income taxes). Excluding the impact of the legal fees and the settlement payment, net income would have been 9.3% higher for the first six months of fiscal 2016 as compared with the same period for the prior year.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on January 4, 2016 to shareholders of record at the close of business on December 11, 2015. “We are proud that our strong track record of consistent financial performance has enabled us to reward our shareholders with quarterly dividend payments. When paid, the dividend announced today will mark the completion of six consecutive full calendar years of dividend payments,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 224-0295 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Standard Time on November 19, 2015. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10074171.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net sales	$20,716	$20,441	$38,574	$36,145
Gross profit	5,706	5,846	10,487	10,128
Gross profit percentage	27.5%	28.6%	27.2%	28.0%
Income from operations	2,598	1,339	4,118	2,459
Income before income tax expense	2,586	1,321	4,118	2,448
Income tax expense	1,021	491	1,626	915
Net income	1,565	830	2,492	1,533
Basic earnings per share	$0.16	$0.08	$0.25	$0.15
Diluted earnings per share	$0.16	$0.08	$0.25	$0.15

Weighted Average Shares Outstanding:
Basic	10,017	10,064	10,038	10,025
Diluted	10,062	10,101	10,083	10,066

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	September 27, 2015
	(Unaudited)	March 29, 2015
Cash and cash equivalents	$6,139	$1,807
Accounts receivable, net of allowances	17,918	22,370
Inventories	17,564	15,468
Total current assets	43,575	42,519
Finite-lived intangible assets - net	4,259	4,507
Goodwill	1,126	1,126
Total assets	$50,561	$49,946

Total current liabilities	10,539	10,374

Shareholders’ equity	40,022	39,572
Total liabilities and shareholders’ equity	$50,561	$49,946